EXHIBIT 10.4

CLASSIC COSTUME COMPANY, INC

CONSULTING AGREEMENT

          AGREEMENT made as of the 1st day of July, 2009 between CLASSIC COSTUME COMPANY, INC., a Delaware corporation (the “Company”) having an office at 1903 N Barnes Ave Springfield, MO 65803 and Marina View Investments, Inc “MVI” (the “Consultant”).

                    WHEREAS, the Company desires to engage Consultant and Consultant desires to accept such engagement by the Company on the terms and subject to the conditions hereinafter set forth.

                    NOW THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1. Engagement. The Company hereby engages the Consultant, and the Consultant hereby accepts such engagement by the Company, upon the terms and conditions set forth below.

2. Term. Subject to the provisions for termination herein provided, the engagement of the Consultant shall commence as of the date of this Agreement and shall continue for a term of five (5) years (the “Term”).

3. Duties and Responsibilities.

3.1 During the Term, the Consultant shall have the position of SEC Accounting and Audit Consultant to the Company and in connection therewith, the Consultant shall perform such Legal and Administrative Consultant duties and responsibilities commonly incident to such position as may be assigned to him from time to time by the President or under the authority of the Board of Directors of the Company (the “Board”).

3.2 Nothing contained herein shall require the Consultant to follow any directive or to perform any act which would violate any laws, ordinances, regulations or rules of any governmental, regulatory or administrative body, agent or authority, any court or judicial authority, or any public, private or industry regulatory authority. The Consultant shall act in accordance with all laws, ordinances, regulations or rules of any governmental, regulatory or administrative body, agent or authority, any court or judicial authority.

4. Compensation.

4.1 Base Compensation. The Company shall pay the Consultant $62,500 per annum (the “Base Compensation”) in equal semi-monthly installments or at such other intervals as the parties shall agree. The Base Compensation may be increased in each fiscal year of the Company following the first anniversary of the date hereof (the “First Anniversary”) at the rate of ten percent (10%) of the then current Base Compensation. The Consultant and the Company has agreed that if the compensation is not paid after ninety days from the date of this contract the Company will be in default. If the contract is in default, the Consultant will agree to accept from the Company Preferred Stock in lieu of payment – this includes all compensation including Base compensation and all allowances.

4.1.1 Office Expense Allowance. The Company shall pay the Consultant an office expense allowance of $7,500 per annum (the Allowance”) in equal semi-monthly installments or at such other intervals as the parties shall agree. The Allowance may be increased in each fiscal year of the Company following the first anniversary of the date hereof (the “First Anniversary”) at the rate of four percent (4%) of the then current Allowance.

4.1.2 Health Insurance Allowance. The Company shall pay the Consultant a Health Insurance allowance of $7,500 per annum (the Allowance”) in equal semi-monthly installments or at such other intervals as the parties shall agree. The Allowance may be increased in each fiscal year of the Company following the first anniversary of the date hereof (the “First Anniversary”) at the rate of ten percent (10%) of the then current Allowance.

4.2   Bonus. In addition to the Base Compensation, the Consultant will be eligible to receive a performance bonus during each year of engagement with the Company of up to one hundred percent (100%) of the Base Compensation. The award of each year’s performance bonus, if any, shall be based upon the following performance criteria: (a) seventy-five percent (75%) based on the Board’s objective evaluation of revenue growth, successful integration of acquisitions, EBIDTA growth and margin improvement and (b) twenty-five percent (25%) based on the Board’s subjective evaluation of the Consultant’s performance. Such determination shall be made after consultation with the Consultant within sixty (60) days of the end of each Fiscal Year during the Term commencing with the Fiscal Year ended December 31, 2009. The Company shall pay any performance bonus payable hereunder within ninety (90) days of the end of the applicable Fiscal Year. The full performance bonus that may be awarded pursuant to this Section 4.2, as it may be increased from time to time in the discretion of the Board, shall be referred to herein as the “Bonus.”

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4.5 Expenses. The Company shall pay or reimburse the Consultant for all reasonable out-of-pocket expenses incurred by the Consultant, accompanied by vouchers therefore in accordance with the Company’s policies, in the course of providing management services to the Company.

4.6 Non-Payment – Late payment. In the event any compensation is not paid when due, it will accrue interest at the rate of ten percent (10%) for the first thirty (30) days then the non-payment of compensation or late payment will accrue interest at the maximum allowable rate until paid. If any compensation is not paid after ninety days, the Consultant may elect to accept common stock in lieu of cash payment.

            4.7 Additional Compensation – Consultant will receive restricted common stock equal to ten percent (10%) of the value of any and all contracts, agreements, affiliations, equity placement, debt placement etc. that the Consultant brings to the company.

5. Termination.

5.1 Either party may terminate this Agreement at any time during the Term upon 30 day written notice to the other party.

6. Severance.

6.1 In the event the Consultant’s engagement is terminated as a result of a Change in Control (as defined below), by the Company Without Cause or by the Consultant for Good Reason, the Consultant shall be entitled to receive, and the Company shall be obligated to provide, the following severance benefits:

                     (a) Payment to the Consultant of an amount equal to the lesser of (i) 2.99 times the Base Compensation in the year of such termination or (ii) the amount of Base Compensation owed to the Consultant for the remainder of the Term;

                     (b) Payment to the Consultant of an amount equal to one hundred percent (100%) of the greater of (i) the Consultant’s Bonus for the year of termination or (ii) the Bonus actually earned for the year prior to the year of termination, if any; this amount shall be paid within thirty (30) days of the termination date;

                      (c) The vesting of the Option will accelerate on the date of termination as to that number of shares that would have become vested if the Consultant had remained employed by the Company until the date twelve (12) months following the termination date.  For purposes of this Agreement, a “Change in Control” shall mean: (i) the direct or indirect acquisition, whether in one or a series of transactions by any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), or related persons (such person or persons, an “Acquirer”) constituting a group (as such term is used in Rule 13d-5 under the Exchange Act), of (A) beneficial ownership (as defined in the Exchange Act) of issued and outstanding shares of stock of the Company, the result of which acquisition is that such person or such group possesses in excess of 50% of the combined voting power of all then-issued and outstanding capital stock of the Company, or (B) the power to elect, appoint, or cause the election or appointment of at least a majority of the members of the

Board (or such other governing body in the event the Company or any successor entity is not a corporation); (ii) a merger or consolidation of the Company with a person or a direct or indirect subsidiary of such person, provided that the result of such merger or consolidation, whether in one or a series of related transactions, is that the holders of the outstanding voting stock of the Company immediately prior to the consummation of such transaction do not possess, whether directly or indirectly, immediately after the consummation of such merger or consolidation, in excess of 50% of the combined voting power of all then-issued and outstanding capital stock of the merged or consolidated person, its direct or indirect parent, or the surviving person of such merger or consolidation; or (iii) a sale or disposition, whether in one or a series of transactions, of all or substantially all of the Company’s assets.

7. Miscellaneous.

7.1    Notices. All notices under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivery against receipt or if mailed by first class mail and by registered or certified mail, return receipt requested, addressed to Company and to the Consultant at their respective addresses set forth in the first paragraph of this Agreement, or to such other person or address as may be designated by like notice hereunder. Any such notice shall be deemed to be given on the day delivered, if personally delivered, or on the third day after the mailing if mailed.

7.2    Parties in Interest. No party shall assign this Agreement without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successor and permitted assigns, but no other person shall acquire or have any rights under or by virtue of this Agreement.

7.3    Further Assurances. From and after the date of this Agreement, each of the parties hereto shall from time to time, at the request of the other party and without further consideration, do, execute and deliver, or cause to be done, executed and delivered, all such further acts, things and instruments as may be reasonably requested or required more effectively to evidence and give effect to the transactions provided for in this Agreement.

7.4   Governing Law. This Agreement shall be governed by and construed in accordance with the laws and decisions of the State of Delaware applicable to contracts made and to be performed therein without giving effect to the principles of conflict of laws.

7.5   Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts and by facsimile, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Facsimile signatures shall be considered originals for all purposes.

7.6

Severability. The provisions of this Agreement are severable, and if any one or more provisions are determined to be judicially unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

7.7

Entire Agreement; Modification; Waiver. This Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior negotiations and oral understandings, if any. Neither this Agreement nor any of its provisions may be modified, amended, waived, discharged or terminated, in whole or in part, except in writing signed by the party to be charged. No waiver of any such provision or any breach of or default under this Agreement shall be deemed or shall constitute a waiver of any other provision, breach or default.

7.8   Default.  For the purpose hereof, the following shall constitute an Event of Default (“Event of Default”): the failure of the Company to pay to Consultant any amount due under this Agreement within ten (10) days after it is due.

             7.8.1 Upon the occurrence of an Event of Default, the total amount to be paid under this Agreement, including health insurance benefits and office allowances shall, at the option of Consultant, become immediately due and payable without notice or demand. In such event the Consultant may forthwith give written notice to the Company, whereupon the Company shall, at its expense, promptly deliver payment to such place as the Consultant may designate.

             7.8.2 The Consultant may elect to accept, in the Event of Default, shares of the Company’s Common Stock, governed by the following terms and conditions:

i. The number of shares to be issued shall be 200 percent of the amount equal to the Consultant’s Compensation due including health insurance premiums, office allowance and shall include payment in stock for any and all pay periods for which Consultant would have earned his compensation under this Agreement.

ii. The stock price to be used to calculate the number of shares to be issued shall be equal to the average closing price on the five trading days prior to the date the Termination Payment is due, if the Company is publicly trading. If the Company is private, the stock price to be used to calculate the number of shares to be issued shall be determined by an independent auditor employing generally accepted accounting principals for such determination.

iii. If the Company for any reason fails to make the default payment within two (2) weeks after Consultant gives written notice to the Company that payment is due, then the payment due shall be equal to twice the number of shares (four hundred (400) percent of the shares), due on the date Consultant gives written notice of payment due.

iv. The shares issued as alternate compensation shall be registered with the Securities and Exchange Commission on a Form S-8 or any applicable registration statement by which the shares may be registered in an expedient manner, including by not limited to an S-3 or piggyback rights to any pending SB-2, and shall be free trading shares at issuance.

v. In the event the Company opts to pay Consultant for the balance of his Agreement with the Company’s Common Stock, and Consultant so agrees, the Company shall also issue five warrants for each share of Common Stock issued pursuant to this Section 3.3, (the “Warrants”) to purchase shares of Common Stock issuable upon conversion. The exercise price for each block of five Warrants is fifty cents ($0.50) and shall be substantially the form annexed hereto as Exhibit A. Consultant shall be entitled to Registration Rights for the Common Stock underlying the Warrants immediately following the Notice of Default, and the election of both Parties to pay and accept Common Stock as the Default Payment. The underlying shares of stock available upon exercise of said warrants shall receive piggyback registration to any current filing the Company is engaged in at the time of notifies Consultant of its desire to pay the Default Payment in Common Stock, or separately on a Form S-3 or any other applicable registration form to render the underlying shares free trading as soon ad practicable.

7.9   Trade Secrets. Consultant agrees that it will not, during or after the termination with the Company, furnish or make accessible to any person, firm, company or any other entity any trade secrets, technical data, customer list, sales representatives, or know-how acquired during the term of engagement with the Company which relates to the past and current business, practices, methods, processes, programs, equipment or other confidential or secret aspects of the business of the Company, or its subsidiaries or affiliates or any portion thereof, without the prior written consent of the Company, unless such information shall have become public knowledge, other than being divulged or made accessible by Consultant.

7.10   Non-disclosure. During the term of engagement and for two (2) years after its termination, Consultant will not, directly or indirectly, disclose the names of the Company’s customers, prospects or sales representatives or those of its subsidiaries and affiliates or attempt to influence such customers or representatives to cease doing business with the Company or its subsidiaries or affiliates. Consultant shall communicate and make known to the Company all Knowledge possessed which it may legally impart relating to any methods, developments, designs, processes, programs, services, and ideas which concern in any way the business or prospects of the Company and its subsidiaries and affiliates from the time of entering this Agreement until the termination thereof.

            7.11   Conflict of Interest. Consultant agrees that during the term of engagement and any extensions thereof, Consultant will comply with the policy of the Company with respect to the Company entering into, directly or indirectly, any transactions with any business organization or other entity in which Consultant has a direct or indirect ownership interest.

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          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.